Exhibit 99.1

April 27, 2017

A. O. Smith reports 19 percent earnings growth on 16 percent increase in sales

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record first quarter net earnings of $87.7 million or $.50 per share on record first quarter sales of $740.0 million. First quarter 2016 net earnings were $73.5 million or $.41 per share. This is the fifth consecutive year the company has achieved record first quarter sales and earnings performance.

Sales in the quarter ended March 31 grew approximately 16 percent compared with sales of $636.9 million during the same period in 2016. Sales in China grew 20 percent during the first quarter 2017 or grew 27 percent when excluding the impact from the stronger U.S. dollar.

“The strength of both the U.S. water heater industry and our consumer product demand in China is encouraging,” noted Chairman and Chief Executive Officer Ajita G. Rajendra. “With double digit sales growth in both operating segments in the quarter, A. O. Smith is starting the year on solid footing.”

North America segment

First quarter sales for the North America segment increased to $487.3 million compared with first quarter 2016 sales of $423.9 million. The increase in sales was primarily due to higher volumes of residential and commercial water heaters in the U.S. and Canada as well as pricing actions in August 2016 related to steel cost increases and inflationary pressure on other costs. The Aquasana water treatment business, which was acquired in August 2016, added $10.3 million to the company’s North America segment sales.

Segment operating earnings of $104.2 million were approximately 13 percent higher than the $91.9 million earned in the year ago quarter. The favorable impact from higher volumes of water heaters and higher prices was partially offset by higher steel and other input costs.

First quarter 2017 operating margin of 21.4 percent declined slightly when compared to the first quarter 2016 operating margin of 21.7 percent. The operating margin of the newly acquired Aquasana business is lower than the segment average and explained the overall margin decline for the segment in the first quarter.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased approximately 19 percent in the first quarter of 2017 to $259.5 million from $217.4 million in the year ago quarter. Continued strong customer demand for the company’s premium products and a pre-buy in advance of a price increase related to steel and other cost inflation, drove China sales 27 percent higher as measured in local currency and over 20 percent higher as measured in U.S. dollars. Water treatment sales in China grew over 50 percent and air purification sales grew over 80 percent in local currency.

Operating earnings for this segment were $32.5 million compared with $26.9 million earned in the 2016 first quarter. The impact to profits from higher China sales was partially offset by higher selling, general and administrative (SG&A) expenses in China. Higher selling and advertising costs to support growth in China were the primary drivers of higher segment SG&A expenses. Currency translation reduced China earnings by approximately $2 million compared with the prior year. The price increase in China had a minimal impact to earnings in the first quarter. Segment operating margin in the first quarter of 12.5 percent was essentially the same when compared to the 12.4 percent operating margin in 2016.

Share Repurchase and Other Items

During the first quarter of 2017, the company repurchased 606,850 shares of common stock at a total cost of $30.1 million. Approximately 4.3 million shares remained on the existing discretionary repurchase authority at the end of the quarter.

Total debt as of March 31, 2017, was $369.4 million, resulting in leverage of 19.1 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U.S., totaled $722.3 million at the end of the quarter.

The company’s effective income tax rate in the first quarter of 2017 was 27.2 percent. The rate was lower than the 29.1 percent rate in the prior year quarter primarily due to a larger benefit associated with stock-based compensation and a change in geographic earnings mix. The lower effective tax rate compared with the effective rate a year ago benefited 2017 results by $0.01 per share. The company expects its full-year effective income tax rate will be between 28.75 and 29 percent.

2017 Outlook

“Our outlook for 2017 is positive, and we are optimistic we will grow revenues between nine and 10 percent,” commented Rajendra. “Thanks to our strong sales and earnings growth this quarter, we increased the midpoint of our full-year earnings per share guidance by $0.03 per share. Excluding the impact from potential acquisitions, we now anticipate our 2017 earnings to be between $2.03 and $2.09 per share.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy and/or a decline in the growth rate of consumer spending in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from future acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements;

and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$740.0	$636.9
Cost of products sold	437.7	374.2

Gross profit	302.3	262.7
Selling, general and administrative expenses	182.1	159.4
Interest expense	2.2	1.7
Other income	(2.4)	(2.0)

Earnings before provision for income taxes	120.4	103.6
Provision for income taxes	32.7	30.1

Net earnings	$87.7	$73.5

Diluted earnings per share of common stock	$0.50	$0.41

Average common shares outstanding (000’s omitted)	175,420	177,811

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	March 31,	December 31,
	2017	2016
ASSETS:
Cash and cash equivalents	$293.4	$330.4
Marketable securities	428.9	424.2
Receivables	584.1	518.7
Inventories	257.1	251.1
Other current assets	42.0	37.6

Total Current Assets	1,605.5	1,562.0
Net property, plant and equipment	467.6	461.9
Goodwill and other intangibles	796.9	799.8
Other assets	70.2	67.3

Total Assets	$2,940.2	$2,891.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$493.5	$528.6
Accrued payroll and benefits	58.2	84.3
Accrued liabilities	116.7	101.0
Product warranties	44.9	44.5
Debt due within one year	7.2	7.2

Total Current Liabilities	720.5	765.6
Long-term debt	362.2	316.4
Pension liabilities	102.4	109.0
Other liabilities	188.7	184.7
Stockholders’ equity	1,566.4	1,515.3

Total Liabilities and Stockholders’ Equity	$2,940.2	$2,891.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Operating Activities
Net earnings	$87.7	$73.5
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	16.9	16.2
Stock based compensation expense	5.9	5.1
Net changes in operating assets and liabilities:
Current assets and liabilities	(119.3)	(69.7)
Noncurrent assets and liabilities	(2.7)	1.4

Cash (Used in) Provided by Operating Activities	(11.5)	26.5
Investing Activities
Capital expenditures	(16.8)	(19.4)
Investment in marketable securities	(136.0)	(143.5)
Net proceeds from sale of marketable securities	134.9	132.4

Cash Used in Investing Activities	(17.9)	(30.5)
Financing Activities
Debt incurred	45.7	37.4
Common stock repurchases	(30.1)	(30.5)
Net proceeds from stock option activity	1.2	0.2
Dividends paid	(24.4)	(21.2)

Cash Used In Financing Activities	(7.6)	(14.1)

Net decrease in cash and cash equivalents	(37.0)	(18.1)
Cash and cash equivalents - beginning of period	330.4	323.6

Cash and Cash Equivalents - End of Period	$293.4	$305.5

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	(unaudited)
	2017	2016
Net sales
North America	$487.3	$423.9
Rest of World	259.5	217.4
Inter-segment sales	(6.8)	(4.4)

	$740.0	$636.9

Earnings
North America	$104.2	$91.9
Rest of World	32.5	26.9
Inter-segment earnings elimination	(0.1)	(0.1)

	136.6	118.7
Corporate expense	(14.0)	(13.4)
Interest expense	(2.2)	(1.7)

Earnings before income taxes	120.4	103.6
Tax provision	32.7	30.1

Net earnings	$87.7	$73.5